FOR IMMEDIATE RELEASE

May 3, 2016

For more information contact:

Scott Estes (419) 247-2800

Scott Brinker (419) 247-2800

Welltower Reports 9% Increase in First Quarter

Normalized FFO to $1.13 Per Diluted Share

Total Portfolio Same Store NOI Growth of 3.8%, Led by 5.5% Growth in Seniors Housing Operating

Same Store Seniors Housing Operating Occupancy Increased 60 bps to 90.7% with REVPOR Growth of 4.2%

Increasing 2016 Total Portfolio Same Store NOI Guidance to 2.75%-3.25%

Toledo, Ohio, May 3, 2016…..Welltower Inc. (NYSE:HCN) today announced solid growth for the quarter ended March 31, 2016, driven by higher same store NOI and strategic progress as a leader in health care infrastructure.

“The quality of our real estate and our financial strength stand out more than ever as competitive advantages,” said Welltower CEO Thomas J. DeRosa. “This was an exceptional quarter of NOI growth across our portfolio and is further validation of our capital allocation discipline and focused investment strategy.  Our seniors housing operating portfolio generated exceptional 5.5% same store NOI growth, as assets located in high-barrier to entry markets with best-in-class operators continue to produce superior growth on an absolute and relative basis. This strong start allowed us to increase our total portfolio same store NOI guidance for the year, reflecting increasing confidence in the 2016 performance of our industry leading platform.”

Earnings Results For the quarter, we generated normalized FFO and FAD per share of $1.13 and $1.01, respectively, representing 9% and 10% increases from the first quarter of 2015.  First quarter results were positively impacted by strong trailing-four-quarter average total same store cash NOI growth, net investments of $1.8 billion and average net debt to undepreciated book capitalization ratio of 38.5%.

Dividend Growth As previously announced, the Board of Directors declared a cash dividend for the quarter ended March 31, 2016 of $0.86 per share, as compared to $0.825 per share for the same period in 2015, which represents a 4.2% increase.  On May 20, 2016, we will pay our 180th consecutive quarterly cash dividend.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Capital Activity   On March 31, 2016, we had $356 million of cash and cash equivalents and $1.9 billion of available borrowing capacity under our primary unsecured credit facility.  During the first quarter, we generated approximately $93.2 million in proceeds under our DRIP and ATM equity programs. In March 2016, we completed a public offering of $700 million of 10-year 4.25% senior unsecured notes. The notes were priced at 99.227% of their face amount to yield 4.345%. In March 2016, we repaid all $400 million of our 5-year 3.625% senior unsecured notes upon maturity.

Outlook for 2016  We are affirming our 2016 earnings guidance and expect to report normalized FFO in a range of $4.50 to $4.60 per diluted share and normalized FAD in a range of $3.95 to $4.05 per diluted share, both representing a 3%-5% increase.  Additionally, in preparing our guidance, we have updated the following assumptions:

•         Same Store Cash NOI: We are increasing 2016 SSCNOI guidance and now expect growth of approximately 2.75%-3.25% from the previous range of 2.5%-3.0%.

•         Acquisitions: 2016 earnings guidance does not include any acquisitions beyond what has been announced, including those completed in the first quarter and approximately $98 million at an initial cash yield of 7.5% associated with the Mainstreet partnership.

•         Development: We anticipate funding additional development of $363 million in 2016 relating to projects underway on March 31, 2016. This excludes the midtown Manhattan project discussed below. We expect development conversions of approximately $283 million in the remainder of 2016. These investments are currently expected to generate yields of approximately 7.9%.

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•         Dispositions: We anticipate approximately $1 billion of dispositions in 2016. This includes $303 million of proceeds from properties held for sale at a blended yield of 6.5% with the remainder representing loan payoffs and other potential property sales.

Net income attributable to common stockholders has been revised to a range of $2.07 to $2.17 per diluted share from the previous range of $2.04 to $2.14 per diluted share primarily due to impairment, change in depreciation estimate and normalizing items in Exhibit 1. Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.  We will provide additional detail regarding our 2016 outlook and assumptions on the first quarter 2016 conference call.

Investment and Disposition Activity  We completed $348 million of pro rata gross investments for the quarter including $204 million in acquisitions/JVs, $96 million in development funding and $48 million in loans.  100% of these investments were completed with existing relationships. The $204 million acquisitions/JVs have a blended yield of 7.2% and were comprised of eight separate transactions. The $96 million in development funding is expected to yield 7.7% upon completion and the $48 million of loans were made at a blended rate of 9.9%. In addition to the new investment activity during the quarter, we placed into service three development property projects totaling $46 million at a yield of 8.4%. The investments are consistent with our strategy of investing in modern, high quality properties in major metropolitan markets with favorable supply/demand. Also during the quarter, we completed total dispositions of $116 million consisting entirely of loan payoffs at an average yield of 9.5%.

Notable Investments with Existing Operating Partners

Signature Senior Lifestyle We expanded our relationship with Signature by acquiring a 79-unit private pay assisted living and memory care property in Marlow (Greater London) U.K. for £40.0 million. The property was acquired through a purchase option exercise that was initially set up in December 2012 as part of the construction mortgage loan financing that helped fund the development. The initial lease yield for the property is 7.0% and will escalate annually from year three by RPI subject to a floor of 2.0% and a ceiling of 4.0%. The property was developed by Signature and will be added to the existing Signature master lease. Since closing our initial $37 million acquisition/leaseback in December 2012, we have completed $301 million of follow-on pro rata investments and financings with Signature.

Sunrise Senior Living We expanded our relationship with Sunrise by acquiring a 54-unit private pay seniors housing property located in the San Francisco MSA for $30 million. The purchase price represents a projected stabilized cap rate in the low 7’s. Sunrise will manage the property under an incentive-based management contract. Since closing our initial $243 million acquisition in 2012, we have completed $4.5 billion of follow-on pro rata investments with Sunrise.

Silverado Senior Living We expanded our relationship with Silverado by acquiring a 90-bed private pay seniors housing property through our existing 95/5 joint venture with Silverado.  The property opened in 2014 and is located in the Austin MSA. The purchase price based on a 100% ownership interest is $24 million, which represents a projected stabilized cap rate in the low 8’s.  Since closing our initial $4.4 million loan in 1998, we have completed $407 million of follow-on pro rata investments with Silverado.

Watermark Retirement Communities We expanded our relationship with Watermark by acquiring a 61-unit private pay seniors housing property in the Des Moines MSA for $12 million. The property was added to the Watermark master lease which has a corporate guarantee and expires in 2031. The initial lease yield is 6.5% with 25 basis point annual escalators. The property is expected to provide payment coverage after management fee of 1.4x. Since closing our initial $41 million acquisition/leaseback in 2012, we have completed $141 million of follow-on pro rata investments with Watermark.

Ensign/Mainstreet We expanded our relationships with Mainstreet and Ensign Group (NYSE:ENSG) by acquiring two post-acute properties with 225 beds in the Kansas City MSA for $49 million. The properties were acquired from Mainstreet pursuant to the 17-property pipeline announced in August 2014. The properties are leased to Ensign with a 15-year term and corporate guarantee. The initial yield is 7.5% with annual CPI-based escalators subject to a floor of 0% and a ceiling of 3%. The properties were developed by Mainstreet and are NextGen® building prototypes. Since closing our initial $21 million acquisition in 2015, we have completed $49 million of follow-on pro rata investments with Ensign.

1Q16 Earnings Release                                                                                                                                                                         May 3, 2016

Trilogy/Mainstreet We expanded our relationships with Mainstreet and Trilogy by acquiring a 70-bed post-acute property located in Indiana for $15 million. The property was acquired pursuant to the 17-property pipeline announced in August 2014. The initial lease yield for the property is 7.5% and will escalate annually by the greater of 2.5% or CPI. Trilogy guarantees the lease. The property was developed by Mainstreet and is a NextGen® building prototype. Since closing our initial $5.7 million acquisition/leaseback in 2002, we have completed $287 million of follow-on pro rata investments with Trilogy.

Ascension We acquired an off campus-affiliated outpatient medical office building in Menasha, WI for $18 million, which represents a projected year one cap rate in the low 6’s. The property is 71,648 rentable square feet, was built in 1994, and is 100% master leased to Ministry Health Care (Moody’s A2), a subsidiary of Ascension Health Alliance (Moody’s Aa2). We own two properties with 115,531 rentable square feet that are affiliated with Ascension.

Notable Development Conversions

Kelsey-Seybold  We completed a 33,286 square foot development of an outpatient medical building that is 100% master leased by Kelsey-Seybold and located in Katy, Texas. Kelsey-Seybold is a leading multi-specialty physician practice with more than 380 physicians and was one of the country’s first accountable care organizations. The investment amount was $11 million and the initial yield on the development is 7.5%. Kelsey-Seybold leases over 1 million square feet of space in Welltower properties.

MedStar Bel Air We completed the development of a 99,184 square foot outpatient medical building in the Baltimore suburb of Bel Air, Maryland. The building is anchored by MedStar Health, which leases 85% of the building. MedStar Health is a regional health system that sponsors ten hospitals in the greater Washington D.C.-Baltimore metro area. The investment amount was $24 million with an initial yield of 8.9%.

Notable Dispositions

Genesis Healthcare During the quarter, Genesis repaid $68 million of Welltower mortgage loans using proceeds from new HUD financing. The outstanding balance of the Welltower mortgage loans has been paid down to $372 million as of March 31, 2016. Genesis expects to make additional repayments on the Welltower mortgage loans throughout 2016.

Investments Subsequent to Quarter-End

As previously announced, we partnered with Hines, a privately owned global real estate investment firm, on the acquisition of a development site at 139 E. 56th Street on the northeast corner of Lexington Avenue and 56th Street in midtown Manhattan. Existing commercial structures on the site will be demolished to make way for construction of a 15-story senior living community with retail at the base. With this development, Hines and Welltower aim to address the aging demographic with a new residential building for Manhattan’s vastly underserved senior population in need of assisted living and memory care services. The new residence will offer the highest quality of care and the latest in health care innovation, while creating an environment focused on wellness and community. Design and development plans are currently underway and will be announced in greater detail at a later date.

Conference Call Information  We have scheduled a conference call on Tuesday, May 3, 2016 at 10:00 a.m. Eastern Time to discuss our first quarter 2016 results, industry trends, portfolio performance and outlook for 2016. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 17, 2016. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 86068296. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures  We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we consider funds from operations (FFO), funds available for distribution (FAD), same store cash net operating income (SSCNOI) and same store revenues per occupied room (SS REVPOR) to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have

1Q16 Earnings Release                                                                                                                                                                         May 3, 2016

considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions.  Normalized FAD represents FAD adjusted for certain items detailed in Exhibit 1. NOI is used to evaluate the operating performance of our properties. We believe that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  We define NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets.  SSCNOI is used to evaluate the cash-based operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include adjustments and reclassifications that in management’s opinion are appropriate in considering SSCNOI, a supplemental, non-GAAP performance measure.  None of these adjustments or reclassifications, which may increase or decrease SSCNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  We believe SSCNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. REVPOR represents the average revenues generated per occupied room per month at our seniors housing operating properties.  It is calculated as total revenues divided by average monthly occupied room days.  SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our seniors housing operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our seniors housing operating portfolio. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2016, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower  Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

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Forward-Looking Statements and Risk Factors  This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2016	2015
Assets
Real estate investments:
Land and land improvements	$2,596,670	$2,160,886
Buildings and improvements	25,712,496	23,192,154
Acquired lease intangibles	1,346,064	1,187,094
Real property held for sale, net of accumulated depreciation	293,806	234,829
Construction in progress	297,023	211,941
	30,246,059	26,986,904
Less accumulated depreciation and intangible amortization	(4,032,726)	(3,186,424)
Net real property owned	26,213,333	23,800,480
Real estate loans receivable	725,291	745,267
Net real estate investments	26,938,624	24,545,747
Other assets:
Investments in unconsolidated entities	545,070	715,468
Goodwill	68,321	68,321
Cash and cash equivalents	355,949	202,273
Restricted cash	62,176	85,177
Straight-line rent receivable	425,231	307,050
Receivables and other assets	692,922	658,507
	2,149,669	2,036,796
Total assets	$29,088,293	$26,582,543

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$645,000	$410,000
Senior unsecured notes	8,828,053	7,485,691
Secured debt	3,515,053	2,996,624
Capital lease obligations	75,092	75,622
Accrued expenses and other liabilities	665,645	604,149
Total liabilities	13,728,843	11,572,086
Redeemable noncontrolling interests	359,656	92,508
Equity:
Preferred stock	1,006,250	1,006,250
Common stock	356,953	350,434
Capital in excess of par value	16,589,738	16,218,794
Treasury stock	(51,271)	(41,373)
Cumulative net income	3,891,093	3,049,173
Cumulative dividends	(7,168,178)	(5,924,844)
Accumulated other comprehensive income	(109,053)	(107,496)
Other equity	4,062	4,449
Total Welltower Inc. stockholders’ equity	14,519,594	14,555,387
Noncontrolling interests	480,200	362,562
Total equity	14,999,794	14,917,949
Total liabilities and equity	$29,088,293	$26,582,543

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2016	2015
	Revenues:
	Rental income	$415,663	$379,587
	Resident fees and service	602,149	492,510
	Interest income	25,188	16,994
	Other income	4,050	5,086
	Gross revenues	1,047,050	894,177

	Expenses:
	Interest expense	132,960	121,080
	Property operating expenses	449,636	376,461
	Depreciation and amortization	228,696	188,829
	General and administrative expenses	45,691	35,138
	Transaction costs	8,208	48,554
	Loss (gain) on derivatives, net	-	(58,427)
	Loss (gain) on extinguishment of debt, net	(24)	15,401
	Impairment of assets	14,314	2,220
	Total expenses	879,481	729,256

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	167,569	164,921
	Income tax (expense) benefit	1,725	304
	Income (loss) from unconsolidated entities	(3,820)	(12,648)
	Income (loss) from continuing operations	165,474	152,577
	Gain (loss) on real estate dispositions, net	-	56,845
	Net income (loss)	165,474	209,422
Less:	Preferred dividends	16,352	16,352
	Net income (loss) attributable to noncontrolling interests	153	2,271
	Net income (loss) attributable to common stockholders	$148,969	$190,799

	Average number of common shares outstanding:
	Basic	355,076	336,754
	Diluted	356,051	337,812

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.42	$0.57
	Diluted	$0.42	$0.56

	Common dividends per share	$0.86	$0.825

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Normalizing Items		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2016	2015
Transaction costs	$8,208 (1)	$48,554
Loss (gain) on derivatives, net	-	(58,427)
Loss (gain) on extinguishment of debt, net	(24)(2)	15,401
Other expenses	-	695
Additional other income	-	(2,144)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	1,518 (3)	1,334
Total	$9,702	$5,413

Average diluted common shares outstanding	356,051	337,812
Net amount per diluted share	$0.03	$0.02

Notes:	(1) Primarily costs incurred with seniors housing transactions.
	(2) Primarily related to secured debt extinguishments.
	(3) Primarily related to transaction costs incurred with seniors housing investments.

FAD Reconciliation		Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2016	2015
Net income (loss) attributable to common stockholders	$148,969	$190,799
Depreciation and amortization	228,696	188,829
Losses/impairments (gains) on properties, net	14,314	(54,625)
Noncontrolling interests(1)	(15,551)	(6,338)
Unconsolidated entities(2)	16,232	25,837
Gross straight-line rental income	(30,247)	(28,537)
Amortization related to above (below) market leases, net	230	113
Non-cash interest expense	(599)	119
Cap-ex, tenant improvements, lease commissions	(12,265)	(10,485)
Funds available for distribution	349,779	305,712
Normalizing items, net(3)	9,702	5,413
Funds available for distribution - normalized	$359,481	$311,125

Average diluted common shares outstanding	356,051	337,812

Per share data:
Net income (loss) attributable to common stockholders	$0.42	$0.56
Funds available for distribution	$0.98	$0.90
Funds available for distribution - normalized	$1.01	$0.92

Normalized FAD Payout Ratio:
Dividends per common share	$0.86	$0.825
FAD per diluted share - normalized	$1.01	$0.92
Normalized FAD payout ratio	85%	90%

Notes:	(1) Represents noncontrolling interests' share of net FAD adjustments.
	(2) Represents Welltower's share of net FAD adjustments from unconsolidated entities.
	(3) See Exhibit 1.

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FFO Reconciliation		Exhibit 3
(in thousands, except per share data)	Three Months Ended
	March 31,
	2016	2015
Net income (loss) attributable to common stockholders	$148,969	$190,799
Depreciation and amortization	228,696	188,829
Losses/impairments (gains) on properties, net	14,314	(54,625)
Noncontrolling interests(1)	(17,319)	(7,249)
Unconsolidated entities(2)	16,604	26,496
Funds from operations - NAREIT	391,264	344,250
Normalizing items, net(3)	9,702	5,413
Funds from operations - normalized	$400,966	$349,663

Average diluted common shares outstanding	356,051	337,812

Per share data:
Net income (loss) attributable to common stockholders	$0.42	$0.56
Funds from operations - NAREIT	$1.10	$1.02
Funds from operations - normalized	$1.13	$1.04

Normalized FFO Payout Ratio:
Dividends per common share	$0.86	$0.825
FFO per diluted share - normalized	$1.13	$1.04
Normalized FFO payout ratio	76%	79%

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2016			Exhibit 4
(dollars per fully diluted share)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2.04	$2.14	$2.07	$2.17
Losses/impairments (gains) on sales, net(1,2)	(0.05)	(0.05)	(0.02)	(0.02)
Depreciation and amortization(1)	2.51	2.51	2.42	2.42
Funds from operations - NAREIT	4.50	4.60	4.47	4.57
Normalizing items, net(3)	-	-	0.03	0.03
Funds from operations - normalized	$4.50	$4.60	$4.50	$4.60

FAD Reconciliation:
Net income attributable to common stockholders	$2.04	$2.14	$2.07	$2.17
Losses/impairments (gains) on sales, net(1,2)	(0.05)	(0.05)	(0.02)	(0.02)
Depreciation and amortization(1)	2.51	2.51	2.42	2.42
FAD-only adjustments(1,4)	(0.55)	(0.55)	(0.55)	(0.55)
Funds available for distribution	3.95	4.05	3.92	4.02
Normalizing items, net(3)	-	-	0.03	0.03
Funds available for distribution - normalized	$3.95	$4.05	$3.95	$4.05

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on expected dispositions.
	(3) See Exhibit 1.
	(4) Includes straight-line rent, above/below amortization, non-cash interest and cap-ex, tenant improvements and lease commissions.

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SSCNOI Reconciliation			Exhibit 5
(In thousands. NOI amounts at Welltower pro rata ownership.)	Three Months Ended
	March 31,
	2016	2015
Net income (loss) attributable to common stockholders	$148,969	$190,799
Interest expense	132,960	121,080
Depreciation and amortization	228,696	188,829
General & administrative	45,691	34,755
Transaction costs	8,208	48,937
Loss (gain) on derivatives, net	-	(58,427)
Loss (gain) on extinguishment of debt, net	(24)	15,401
Income tax expense (benefit)	(1,725)	(304)
Pro rata adjustments(1)	(4,978)	20,834
Loss (gain) on sales of properties, net	-	(56,845)
Impairment of assets	14,314	2,220
Preferred dividends	16,352	16,352
Income (loss) attributable to noncontrolling interests	153	2,271
Net operating income (NOI)	$588,616	$525,902
Non-cash NOI attributable to same store properties	(24,171)	(26,062)
NOI attributable to non same store properties	(96,944)	(47,614)
Normalizing adjustments(2)	38	(1,936)
Same store cash NOI (SSCNOI)	$467,539	$450,290
			% growth
Seniors housing triple-net	$127,676	$124,171	2.8%
Long-term/post-acute care	103,755	100,398	3.3%
Seniors housing operating	162,206	153,696	5.5%
Outpatient medical	73,902	72,025	2.6%
Total SSCNOI	$467,539	$450,290	3.8%

Notes:	(1) Represents NOI amounts attributable to joint venture partners, both majority and minority.
	(2) Includes adjustments to reflect consistent ownership percentages and normalization of foreign currency exchange rates for properties in the UK and Canada.

REVPOR Reconciliation			Exhibit 6
(dollars in thousands, except REVPOR)	Three Months Ended
	March 31,
	2016	2015
Consolidated seniors housing operating (SHO) revenues(1)	$605,369	$494,561
Pro rata adjustments(2)	(12,334)	10,762
SHO pro rata revenues(3)	593,035	505,323
Adjustments(4)	(88,286)	(23,726)
SHO same store revenues(5)	$504,749	$481,597
Avg. occupied rooms/month(6)	28,100	27,939
SHO same store REVPOR(7)	$6,004	$5,762
SHO same store REVPOR growth	4.2%

Notes:	(1) Represents total consolidated revenues per U.S. GAAP which agree to the relevant 10-Q.
	(2) Represents amounts attributable to joint venture partners, both majority and minority.
	(3) Represents total SHO revenues at Welltower pro rata ownership.

(4) Represents revenues from non same store properties, non-cash revenues from same store properties and normalizing adjustments, including normalization of foreign currency exchange rates for properties in the UK and Canada.

	(5) Represents same store SHO revenues at Welltower pro rata ownership.
	(6) Represents average occupied rooms for same store properties on a pro rata basis.
	(7) Represents pro rata same store average revenues per occupied room per month.